THOMAS PROPERTIES GROUP AND CALIFORNIA STATE TEACHERS' RETIREMENT SYSTEM SIGN AGREEMENT REGARDING JOINT VENTURE COMPRISING LOS ANGELES, HOUSTON AND NORTHERN VIRGINIA ASSETS
LOS ANGELES -- July 17, 2013 - Thomas Properties Group, Inc. (NYSE: TPGI) announced today that it and its longtime investment partner, California State Teachers' Retirement System (“CalSTRS”), have signed an agreement regarding the TPG/CalSTRS, LLC joint venture that owns City National Plaza in downtown Los Angeles, CityWestPlace and San Felipe Plaza in Houston and three properties in Northern Virginia. The agreement gives Thomas Properties an option to cause the joint venture to liquidate and distribute City National Plaza to CalSTRS and distribute the other properties to Thomas Properties or, alternately, an option to acquire all of CalSTRS' interests in the joint venture and its properties. If Thomas Properties elects to exercise either option, it must give notice by July 31, 2013, in which case it will have until September 30, 2013 to complete the transaction. If Thomas Properties does not exercise either option, CalSTRS has a separate option to cause the joint venture to distribute City National Plaza to CalSTRS.
“We view this opportunity as transformative, allowing us to make further progress toward achieving our strategic plan of acquiring wholly owned or controlled properties in attractive growth markets,” said Thomas Properties Chairman and CEO James A. Thomas.
If Thomas Properties elects to liquidate the joint venture and take a distribution of the Houston and Northern Virginia assets, Thomas Properties will make an equity contribution of approximately $163 million into the joint venture. If Thomas Properties elects to redeem CalSTRS completely out of the joint venture, Thomas Properties will make an equity contribution of approximately $678 million to the joint venture to be distributed to CalSTRS. Thomas Properties has significant cash on hand as a result of its non-core disposition activity and is also in advanced discussions with potential capital providers to assist in funding these contributions.
“Thomas Properties has achieved great results with these joint venture properties, creating significant value since the venture acquired them,” said Mike DiRe, Managing Director of Real Estate for CalSTRS. “We determined that now is the time to monetize our investment in this venture, and we look forward to continuing our successful relationship with Thomas Properties.”
The twin tower City National Plaza with 2.5 million square feet was acquired by the joint venture in 2003 with only approximately 20 percent occupancy. Under Thomas Properties' management, the project's infrastructure has been upgraded to state of the art; the project has attained LEED Gold certification, has attracted two top-tier plaza level restaurants and is now close to 90 percent leased with premier tenants. City National Plaza has been re-established as the signature property in downtown Los Angeles.
Buoyed by the strong and growing economy in Houston, both San Felipe Plaza and CityWestPlace are highly desirable properties that are approximately 94 percent leased. San Felipe Plaza, in the dynamic Galleria submarket of Houston, is a 46-story office building with 980,000 rentable square feet. CityWestPlace, a four-building office campus with 1.5 million rentable square feet in Houston's Westchase District, is home to many top international companies and has outstanding amenities including exceptional common areas and restaurants.
Thomas Properties Group and CalSTRS formed the joint venture in 2003 and are also partners in a separate joint venture that owns approximately 2.5 million square feet of premier office space in downtown Austin, Texas. Thomas Properties also serves as an investment advisor to CalSTRS on about 930,000 rentable square feet of office space, and was recently selected to continue to be a separate account manager for CalSTRS.
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About Thomas Properties Group
Thomas Properties Group, Inc., is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.

About the California State Teachers' Retirement System
The California State Teachers' Retirement System, with a portfolio valued at $166 billion as of May 31, 2013, is the largest teacher pension fund and second largest public pension fund in the United States. CalSTRS administers a hybrid retirement system, consisting of traditional defined benefit, cash balance and voluntary defined contribution plans, as well as disability and survivor benefits. CalSTRS serves California's 862,000 public school educators and their families from the state's 1,600 school districts, county offices of education and community college districts.
Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements which are based on TPGI's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements about the benefits of the agreements recently entered into by TPGI with CalSTRS. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include TPGI's ability to obtain funding to complete the proposed transactions with CalSTRS, the ability to obtain lender consent to such transactions, CalSTRS' ability to monetize City National Plaza, actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2012 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor relations contact:
Thomas Properties Group
Diana Laing, Chief Financial Officer
213-613-1900
Media Contact:
Casey & Sayre
Barbara Casey
310-473-8090